                                                                    Exhibit 11.1

                                 MASSBANK CORP.
                               Earnings Per Share

     The following is a calculation of earnings per share for the years ended
December 31, 1996, 1995 and 1994.
                                                       Years Ended December 31,
--------------------------------------------------------------------------------
Calculation of Primary Earnings per Share (1)      1996        1995        1994
--------------------------------------------------------------------------------

Average common shares outstanding             2,712,577   2,755,789   2,862,981

Shares assumed to be repurchased under
  treasury stock method for stock options        76,385      79,823      80,746

Less:  Unallocated Employee Stock Ownership
        Plan ("ESOP") shares not committed to
        be released (2)                         (45,082)    (51,679)   ( 60,413)
                                             ----------  ----------  ----------
Total Shares                                  2,743,880   2,783,933   2,883,314

Net Income                                   $9,427,000  $8,759,000  $8,185,000
                                             ----------  ----------  ----------

Per Share Amount                                  $3.44       $3.15       $2.84


                                                       Years Ended December 31,
--------------------------------------------------------------------------------

                                                   1996        1995        1994
--------------------------------------------------------------------------------
Calculation of Fully Diluted Earnings per Share (1)
--------------------------------------------------------------------------------

Average common shares outstanding             2,712,577   2,755,789   2,862,981

Shares assumed to be repurchased under
  treasury stock method for stock options        78,521     101,985      82,790

Less:  Unallocated Employee Stock Ownership
          Plan ("ESOP") shares not committed
          to be released (2)                    (45,082)    (51,679)    (60,413)
                                               ________     ________    _______

Total Shares                                  2,746,016   2,806,095   2,885,358

Net Income                                   $9,427,000  $8,759,000  $8,185,000
                                             ----------  ----------  ----------

Per Share Amount                                  $3.43       $3.12       $2.84

(1) The prior years' shares outstanding and earnings per share amounts have been restated to reflect the three-for-two stock split of September 9, 1994.

(2) The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6 effective January 1, 1994.